UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility

     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 FORM 4

/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Frantzen                      Henry                   A.
(Last)                        (First)                 (Middle)

c/o Federated Investors, Inc.
Federated Investors Tower
(Street)

Pittsburgh                    PA                      15222-3779
(City)                        (State)                 (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
      Federated Investors, Inc.     FII

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Year
      5/2001

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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
________ Director             ________ 10% Owner
____X___ Officer (give title below) ________ Other (specify below)

     Executive Vice President and Chief Investment Officer - Global Equity and Fixed Income of Federated Global Investment Management Corp., Passport Research Limited, Federated Investment Counseling and Federated Investment Management Company.

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7.  Individual or Joint/Group Filing (Check Applicable Limit)
___X___  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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                Table I -- Non-Derivative Securities Beneficially Owned


------------------------------------------------------------------------------------------------------------------
1. Title of     2.         3.            4.  Securities Acquired  5.  Amount of     6.  Ownership  7.  Nature of
   Security     Transaction   Transaction   (A) or Disposed of    Securities        Form:  Direct  Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4,     Beneficially      (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    and 5)                Owned at End of   Indirect (I)   Ownership
                                                                  Month (Instr. 3   (Instr. 4)     (Instr. 4)
                                                                  and 4)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                           Code   V      Amount   (A) or   Price
                                                     (D)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Class B Common  5/15/2001  M             60,800   A        $1.2867
   Stock
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Class B Common  5/15/2001  S             60,800   D        $31.2656
   Stock
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Class B Common  5/16/2001  M             131,000  A        $1.2867
   Stock
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Class B Common  5/16/2001  S             131,000  D        $31.2583
   Stock
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
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Class B Common  5/17/2001  M             100,000  A        $1.2867
   Stock
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Class B Common  5/17/2001  S             100,000  D        $31.3970
   Stock
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                  300,004           D
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person,  see Instruction 4(b)(v).

FORM 4 (continued)
                           Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of         2.  Conversion  3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security  or Exercise     Transaction        Code (Instr. 8)  Derivative       Exercisable and
(Instr. 3)           Price of        Date                                Securities       Expiration Date
                     Derivative      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                     Security                                            Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                     Code     V          (A)       (D)    Date
                                                                                          ExercisableExpiration
                                                                                                     Date
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Employee Stock       $1.2867         5/15/2001       M                             60,800 12/31/20012/31/2001
Options
(Right to purchase)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Employee Stock       $1.2867         5/16/2001       M                             131,00012/31/20012/31/2001
Options
(Right to purchase)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
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Employee Stock       $1.2867         5/17/2001       M                             100,00012/31/20012/31/2001
Options
(Right to purchase)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

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7.  Title and Amount of   8.  Price of    9.  Number of            10.  Ownership Form of           11.
Underlying Securities     Derivative      derivative Securities    Derivative Security:  Direct     Nature
(Instr. 3 and 4)          Security        Beneficially Owned at    (D) or indirect (I)              of
                          (Instr. 5)      End of Month (Instr. 4)  (Instr. 4)                       Indirect
                                                                                                    Beneficial
                                                                                                    Ownership
                                                                                                    (Instr.
                                                                                                    4)
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Title        Amount or
             Number of
             Shares
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--------------------------------------------------------------------------------------------------------------
Class B      60,800
Common Stock
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--------------------------------------------------------------------------------------------------------------

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Class B      131,000
Common Stock
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--------------------------------------------------------------------------------------------------------------

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Class B      100,000                      98,200                    D
Common Stock
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--------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Henry A. Frantzen               June 8, 2001
--------------------------------    -----------------------
**Signature of Reporting Person                            Date